Exhibit 99.1

Agile Therapeutics Inc. Announces Completion of Acquisition by Insud Pharma, S.L.

Agile Therapeutics has combined with Insud Pharma’s US Subsidiary, Exeltis USA, Inc., expanding an already significant women’s health/contraceptive portfolio

Agile Therapeutics Common Shareholders to receive $1.52 per share of common stock

Agile common stock will cease to be listed on the OTC QB

PRINCETON, N.J., August 26, 2024 (GLOBE NEWSWIRE) – Agile Therapeutics, Inc. (“Agile”) (OTCQB: AGRX), a women's healthcare company, today announced the completion of the acquisition of Agile by Insud Pharma, S.L. (“Insud”) a global pharmaceutical group based in Spain with a 45-year track record and a presence in over 50 countries.

The former holders of Agile common stock voted to approve the acquisition at a special meeting of stockholders on August 22, 2024. Upon closing of the acquisition, former shareholders of Agile became entitled to receive $1.52 per share in cash, net of assumed liabilities and estimated transaction costs for an approximate total enterprise value of $45 million.

Insud completed its acquisition of Agile through the merger of an indirect, wholly owned subsidiary of Insud with and into Agile, with Agile continuing as the surviving company and becoming an indirect subsidiary of Insud, pursuant to a definitive merger agreement dated as of June 25, 2024. With the completion of the transaction, Agile will no longer be listed on any public market.

Advisors

H.C. Wainwright & Co. acted as exclusive financial advisor to Agile Therapeutics, Inc. and Morgan, Lewis & Bockius LLP acted as its legal advisor. Loeb & Loeb LLP and RC Law LLP acted as legal advisors to Insud Pharma, S.L. and Exeltis USA, Inc.

About Agile Therapeutics, Inc.

Agile Therapeutics is a women's healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product and product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our initial product, Twirla®, (levonorgestrel and ethinyl estradiol), a transdermal system, is a non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website and LinkedIn account.

About Twirla®

Twirla (levonorgestrel and ethinyl estradiol) transdermal system is a once-weekly combined hormonal contraceptive (CHC) patch that contains the active ingredients levonorgestrel (LNG), a type of progestin, and ethinyl estradiol (EE), a type of estrogen. Twirla is indicated for use as a method of contraception by women of reproductive potential with a body mass index (BMI) < 30 kg/m2 for whom a combined hormonal contraceptive is appropriate. Healthcare providers (HCPs) are encouraged to consider Twirla’s reduced efficacy in women with a BMI ≥ 25 to <30 kg/m2 before prescribing. Twirla is contraindicated in women with a BMI ≥ 30 kg/m2. Twirla is also contraindicated in women over 35 years old who smoke.

Cigarette smoking increases the risk of serious cardiovascular events from CHC use. Twirla is designed to be applied once weekly for three weeks, followed by a week without a patch.

About Insud Pharma

Insud Pharma is a pharmaceutical group with more than 45 years of history, presence in around 50 countries, 9,000 employees worldwide and 20 manufacturing plants.

Insud Pharma operates throughout the value chain of the pharmaceutical industry, offering specialized knowledge in scientific research, development, manufacturing, sale and marketing of a wide range of active pharmaceutical ingredients (APIs), finished dosage forms (FDFs) and pharmaceutical products of brand for the care of humans and animals and biopharmaceuticals.

Insud Pharma seeks to improve health throughout the world by providing accessible, effective, safe and quality pharmacological treatments through its different business units, with continuous investment in R&D and the latest technology.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements concerning the Company’s plans, objectives, strategy and strategic objectives, future events, business conditions, results of operations, business outlook and other information may be forward looking statements. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including (i) the effect of the announcement or pendency of the merger on the Company’s business relationships, operating results and business generally, (ii) the risk that the merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the merger, (iii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the merger, and (iv) the risk that the merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally. The foregoing list of risk factors is not exhaustive. For a more detailed description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. The Company does not give any assurances that it will achieve its expectations.

Contact:

For Agile:

Agile Therapeutics Investor Relations

ir@agiletherapeutics.com

For Insud:

Communication Department
Edificio Ebrosa - Manuel Pombo Angulo, 28 3rd floor
28050 Madrid, Spain.

Tel: +34 91 771 15 00
E-mail: comunicacion@insudpharma.com